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                            CERTIFICATE OF AMENDMENT

                                       TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              DELCATH SYSTEMS, INC.


                  Delcath Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That, by written consent of all the Directors and the holders of a majority of the issued and outstanding capital stock of the Corporation, the following resolution proposing an amendment to the Amended and Restated Certificate of Incorporation of said Corporation was duly adopted. The resolution setting forth the amendment is as follows:

RESOLVED:           That Article FOURTH of the Amended and Restated Certificate
                    of Incorporation be amended by adding the following paragraph of Article FOURTH thereof so that, as amended, said article FOURTH shall be and read as follows:

                 "Each 1.26661011 shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding as of the close of business on October 11, 2000 shall be converted and reclassified into one (1) share of the Corporation's Common Stock, par value $.01 per share, so that each share of the Corporation's Common Stock $.01 par value per share, issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, the Corporation will pay cash for each currently issued and outstanding share of Common Stock, par value $.01 per share, representing such fractional interest at a price equal to the per share price of the Corporation's Common Stock on October 11, 2000."



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                  SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                  IN WITNESS WHEREOF, said Delcath Systems, Inc. has caused this certificate to be signed by M.S. Koly, its President and Chief Executive Officer, this 11th day of October, 2000.

                                DELCATH SYSTEMS, INC.


                                By: /s/ M.S. Koly
                                   --------------------------------------------
                                      M.S. Koly, President and
                                       Chief Executive Officer